Exhibit 99.1

hopTo Inc. Announces Reverse Stock Split

CAMPBELL, CA , January 27, 2016 /PRNewswire hopTo Inc. (the “Company”) (OTCBB HPTO) today announced a one-for-fifteen (1:15) reverse split of its outstanding common stock, as approved by a vote of its shareholders at the annual meeting on September 24, 2015. The Company’s common stock will open for trading on the OTCBB marketplace on a post-split basis on Thursday, January 28, 2016.

The Company’s Certificate of Incorporation, as amended, reflecting the reverse split has become effective. Upon the open of market on Thursday, January 28, 2016, the Company’s common stock will trade on a split-adjusted basis under the symbol HPTO, but with a D affixed for 20 business days, with a new CUSIP number.

In the reverse split, each fifteen shares of issued and outstanding common stock will be converted automatically into one share of common stock. No fractional shares will be issued in connection with the reverse stock split, and stockholders who would be entitled to fractional shares will receive cash in lieu of fractional shares. The number of shares of common stock issued and outstanding will be reduced from approximately 148.1 million shares as of immediately prior to the reverse split, to approximately 9.9 million shares outstanding post-split. The reverse split will also have a proportionate effect on all stock options and warrants outstanding as of the reverse split.

Stockholders who hold their shares in brokerage accounts or “street name” will not be required to take any action to effect the exchange of their shares. Stockholders of record as of the reverse split who hold share certificates will receive instructions from the Company’s transfer agent, American Stock Transfer & Trust Company, LLC, explaining the process for obtaining new post-split stock certificates. American Stock Transfer will act as the exchange agent for purposes of implementing the exchange of stock certificates.

Additional information regarding the Company’s reverse stock split is available in the definitive proxy statement filed by the Company with the U.S. Securities and Exchange Commission (SEC) on August 25, 2015.

About hopTo:

Founded in its current form in 2012, hopTo Inc. is an innovator of a unique mobile productivity workspace platform. The hopTo mobile solution delivers an unparalleled user experience without compromising enterprise security. hopTo brings a new standard of mobile productivity with custom, touch enabled access to existing Windows applications and documents. The company is based in Campbell, CA. For more information on hopTo, please visit: http://www.hopTo.com, https://www.linkedin.com/company/hopto or download the hopTo IRapp from the hopTo investor page.

Forward Looking Statement

Statements in this news release concerning future results from operations, financial position, economic conditions, product releases and any other statement that may be construed as a prediction of future performance or events are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause actual results to differ materially from those expressed or implied by such statements. These factors include uncertainties as to ability to raise new capital on acceptable terms or at all, ability to manage international operations, ability to identify and consummate roll-up acquisitions targets, levels of orders, ability to record revenues, release schedules, finalization and market acceptance of new products, changes in economic conditions and market demand, pricing and other activities by competitors, and other risks including those described from time to time in filings on Forms 10-K and 10-Q with the Securities and Exchange Commission (SEC), press releases and other communications.

Contacts

Investor / Media contact:

Jill Pescosolido

jill@hopto.com

408.688.2674 x5073